AMENDMENT NO. THREE
TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. THREE dated as of September 1, 2011 (the “Effective Date”), amends the Investment Sub-Advisory Agreement dated April 1, 2002 and amended April 25, 2003, and March 29, 2007 (the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and Los Angeles Capital Management and Equity Research, Inc. (the “Sub-Adviser”) with respect to the Wilshire Mutual Funds, Inc. (the “Fund”).

WHEREAS, Sub-Adviser currently furnishes investment advisory services under the Agreement for several of the Fund Portfolios of the Fund including the Wilshire 5000 Index Fund; and

WHEREAS, Adviser and Sub-Adviser desire to amend the Agreement to change the compensation for the services provided with respect to the Wilshire 5000 Index Fund;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. Effective upon the Effective Date, Exhibit 2 – Fee Schedule of the Agreement shall be deleted in its entirety and replaced by Exhibit 2 – Fee Schedule attached hereto.

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED	LOS ANGELES CAPITAL MANAGEMENT AND EQUITY RESEARCH, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 2
FEE SCHEDULE

Adviser shall pay Sub-Advisor, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate:

For the following Fund Portfolios:

Large Company Growth Portfolio and Large Company Value Portfolio (assets aggregated for fee calculation):

0.32% on the first $25 million in assets
0.24% on the next $175 million in assets
0.16% on the assets over $200 million

Small Company Growth Portfolio and Small Company Value Portfolio (assets aggregated for fee calculation):

0.10% on the first $500 million in assets
0.05% on the assets over $500 million

Wilshire 5000 Index Fund:

0.04% on all assets

2